EXHIBIT 3.1.4

CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF INCORPORATION
REGARDING PREFERRED SHARES OF REGISTRANT

[To be inserted.]

DELAWARE

THE FIRST STATE

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “PHYHEALTH CORPORATION”, FILED IN THIS OFFICE ON THE SECOND DAY OF NOVEMBER, A.D. 2009, AT 1:37 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

SECRETARY OF STATE’S SEAL

4491856 8100	/s/ Jeffrey W. Bullock
090986409	Jeffrey W. Bullock, Secretary of State
You may verify this certificate online	AUTHENTICATION: 7619541
at corp.delaware.gov/authver.shtml	DATE: 11-03-09

State of Delaware
Secretary of State
Division of Corporation
Delivered 01:37 PM 11/02/2009
FILED 01:37 PM 11/02/2009
SRV 090986409 – 4491856 FILE

CERTIFICATE OF DESIGNATION
OF THE RIGHTS, PREFERENCES, PRIVELEGES
AND RESTRICTIONS, WHICH HAVE NOT BEEN SET
FORTH IN THE CERTIFICATE OF INCORPORATION
OR IN ANY AMENDMENT THERETO, OF THE
COMMON STOCK AND THE SERIES A AND SERIES B
PREFERRED STOCK OF
PHYHEALTH CORPORATION

(Pursuant to Section 151 of the General Corporation Law of Delaware)

The undersigned, being all of the directors of Phyhealth Corporation, a Delaware corporation (the “Company”), hereby certify that it took the following corporate actions and adopted the following resolutions, which corporate actions and resolutions shall have the same force and effect as a unanimous vote of the directors of the Company at a formal special meeting of the directors of said Company:

WHEREAS, the directors believe that it is in the best interests of the corporation to designate and issue  two series of Preferred Stock, Series A Preferred Stock and Series B Preferred Stock, establish the respective terms, designations, relative rights, preferences and limitations of the Preferred Stock; and

WHEREAS, the directors believe that it is in the best interests of the corporation to set forth the terms, designations, relative rights, preferences and limitations of the Series A Preferred Stock and Series B Preferred Stock in a Certificate of Designation and to file that Certificate of Designation with the State of Delaware.

NOW, THEREFORE, BE IT:

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by the Delaware Revised Statutes and in accordance with the provisions of its Articles of Incorporation, in addition to common stock, a class of preferred stock of the Corporation to be known as its Series A Preferred Stock and Series B Convertible Preferred Stock are hereby created and provided for and the Board of Directors hereby fixes, states and expresses the terms, designations, relative rights, preferences and limitations of each such class in addition to those set forth in said Articles of Incorporation, as amended, to be in their entirety as follows:

1.  Designation of Series A and B Preferred Stock.  Series A Preferred Stock and Series B

Preferred Stock are hereby created, Of the 50,000,000 shares of the Corporation’s authorized Stock, with a par value of $0.0001, 40,000,000 shall hereby be designated and hereafter known as the Common Stock (the “Common Stock”), 5,000,000 shall hereby be designated and hereafter known as “Series A Preferred Stock” (the “Series A Preferred Stock”); 5,000,000 shares shall hereby be designated and hereafter known as “Series B Preferred Stock” (the “Series B Preferred Stock”).

 2.  Issuance; Rank; Unsecured.  The issuance price of the Series A Preferred Stock and Series B Preferred Stock shall be $0.01 and $0.40 per share, respectively (the “Original Purchase Price”).  The Preferred Stock shall rank senior to the Common Stock and any other capital stock of the Corporation ranking junior to the Preferred Stock as to dividends and upon liquidation, dissolution or winding up.  The Series B Preferred Stock shall rank senior to the Series A Preferred Stock of the Corporation as to dividends and upon liquidation, dissolution or winding up.  The date on which a share of Preferred Stock was issued shall hereinafter be referred to as the “Original Issue Date” for such share.  The Preferred Stock is unsecured by assets of the Corporation.

3.   Dividends.

3.1  No dividends shall be declared or paid upon the Common Stock or other securities ranking junior to the Preferred Stock unless equivalent dividends, on an as converted basis, are declared and paid concurrently on the Preferred Stock. No dividends shall be declared or paid upon the Series A Preferred Stock or other securities ranking junior to the Series B Preferred Stock unless equivalent dividends, on an as converted basis, are declared and paid concurrently on the Series B Preferred Stock.

4.   Liquidation, Dissolution or Winding Up.

4.1   In the event of any liquidation, dissolution or winding up of the Corporation (a “Liquidation Event”), the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings (the “Corporate Assets”) shall be distributed as follows:

4.1.1  First, before any distribution of assets shall be made to the holders of, Common Stock or other Preferred Stock, the holder of each share of Series B Preferred Stock then outstanding shall be entitled to be paid out of the Corporate Assets an amount per share equal to the Original Purchase Price (subject to an Adjustment) plus all dividends, accrued but unpaid, on such share up to the date of distribution of the assets of the Corporation (the “Liquidation Preference”).  If upon the occurrence of a Liquidation Event, the Corporate Assets shall be insufficient to pay the holders of shares of Series B Preferred Stock the Liquidation Preference, the holders of shares of Series B Preferred Stock and any class or series of stock, ranking on liquidation on a parity with the shares of Series B Preferred Stock, if any, shall share ratably in the distribution of the entire remaining Corporate Assets in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

4.1.2  Second, before any distribution of assets shall be made to the holders of, Common Stock, the holder of each share of non-Series B Preferred Stock then outstanding shall be entitled to be paid out of the Corporate Assets an amount per share equal to the Original Purchase Price (subject to an Adjustment) plus all dividends, accrued but unpaid, on such share up to the date of distribution of the assets of the Corporation (the “non-Series B Liquidation Preference”).  If upon the occurrence of a Liquidation Event, the Corporate Assets shall be insufficient to pay the holders of shares of non-Series B Preferred Stock the Liquidation Preference, the holders of shares of non-Series B Preferred Stock and any class or series of stock, ranking on liquidation on a parity with the shares of non-Series B Preferred Stock, if any, shall share ratably in the distribution of the entire remaining Corporate Assets in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

4.1.3  Third, after distribution of the Liquidation Preference and the non-Series B Liquidation Preference, the remaining Corporate Assets shall be distributed among the holders of Common Stock on a pro rata basis.

4.2  For purposes of this Section 4, the term Liquidation Event shall be deemed to include (i) a statutory merger or consolidation of the Corporation into or with any other corporation, or a statutory merger or consolidation of any other corporation into or with the Corporation; (ii) a sale, transfer, exchange or lease of all or any part of the assets of the Corporation; and (iii) a purchase or redemption of all or a substantial part of the outstanding shares of any class or classes of capital stock of the Corporation.

4.3   Written notice of such Liquidation Event, stating a payment date, the liquidation amount and the place where said liquidation amount shall be payable, shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by fax or telex, not less than twenty (20) days prior to the payment date stated therein, to the holders of record of the Series B Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation.

5.  Voting.  Each holder of outstanding shares of Series A Preferred Stock shall be entitled to the number of votes equal to the number of shares of Preferred Stock held. The holders of shares of Series B Preferred Stock shall not be entitled to vote.

6.  Optional Conversion.  The holders of shares of Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

6.1  Right to Convert. Subject to Section 6.4, each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, into one share of fully paid and non-assessable Common Stock.  Subject to Section 6.4, each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, into forty (40) shares of fully paid and non-assessable Common Stock.  The conversion price at which shares of Common Stock shall be deliverable upon conversion of the Preferred Stock without payment of additional consideration by the holder thereof (the “Conversion Price”).  Upon a Liquidation Event of the Corporation, the Conversion Rights shall terminate at the close of business on the first full day preceding the date fixed for the payment of any amounts distributable on liquidation to the holders of shares of Preferred Stock.

6.2  Mechanics of Conversion.

6.2.1  In order for a holder to convert shares of Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Preferred Stock at the office of the transfer agent for such shares (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Preferred Stock represented by such certificate or certificates.  Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued.  If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or her or its attorney-in-fact duly authorized in writing.  The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date (the “Conversion Date”).  The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of shares of Series B Preferred Stock, or to his or her or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.  If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act of 1933, as amended (the “Securities Act”), the conversion may, at the option of any holder tendering shares of Preferred Stock for conversion, be conditioned upon the closing of the sale of securities pursuant to such offering in which event the person entitled to receive the Common Stock issuable upon such conversion of the shares of Preferred Stock shall not be deemed to have converted such shares of Preferred Stock until immediately prior to the closing of such sale of securities.

6.2.3   All shares of Preferred Stock that shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and dividends or to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor.  Any shares of Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to eliminate the authorized Preferred Stock or reduce the authorized number thereof as may be appropriate accordingly.

6.3  No Impairment.  The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the shares of Preferred Stock against impairment.

6.4   Maximum Conversion.  The shareholder shall not be entitled to make a conversion if such conversion would result in beneficial ownership by such shareholder and its affiliates of more than 4.99% of the outstanding shares of common stock of the Company on such exercise or conversion date, including the number of shares of common stock beneficially owned by such holder and its affiliates. For the purposes of this provision as set forth in the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder.  Upon sale or transfer of control of the company, the shareholder may opt to void the exercise limitation described in this Section within 30 days notice of such change in control of the Company.

FURTHER RESOLVED, that a Certificate of Designation shall be filed with the State of Delaware setting forth these terms, designations, relative rights, preferences and limitations.

FURTHER RESOLVED, that each Officer of the Company is hereby authorized, empowered and directed on behalf of the Company to execute and deliver, on behalf of the Company, any and all documents necessary to file the Certificate of Designation and to otherwise enable the Company to issue the Preferred Shares.

/s/ Robert Trinka
Robert Trinka, Director

/s/ Fidel Rodriquez
Fidel Rodriguez, Director

/s/ Richard Goulding
Richard Goulding, Director

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock to be duly executed by its President and attested to by its Secretary.

/s/ Robert Trinka
Robert Trinka, President

/s/ Richard Goulding
Richard Goulding, Secretary